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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC.
  AND SUBSIDIARIES
                                            1994        1993         1992
                                                     (restated)    (restated)
                                         (In thousands, except per share data)
Income from continuing operations         $ 20,470    $ 20,880     $ 70,421
Preferred stock dividends                      (10)        (26)         (29)
Income before cumulative effect of a
 change in accounting principle             20,460      20,854       70,392
Cumulative effect on prior years'
 income of the change in post-
 retirement benefits accounting method                              (23,111)
Net income applicable to common stock     $ 20,460    $ 20,854     $ 47,281

SIMPLE AND PRIMARY
  Weighted average shares outstanding       22,007      21,998       21,744
  Net effect of dilutive stock options
  - based on the treasury method                90         206          374
     TOTAL                                  22,097      22,204       22,118

  Per common share amounts: Simple
  Income before cumulative effect of a
  change in accounting principle          $    .93    $    .95     $   3.24
  Cumulative effect on prior years'
  income of the change in post-
  retirement benefits accounting
  method                                                              (1.06)
  Net Income applicable to common
  stock                                   $    .93    $    .95     $   2.18


  Per common share amounts: Primary
  Income before cumulative effect of a
  change in accounting principle          $    .93    $    .94     $   3.18
  Cumulative effect on prior years'
  income of the change in
  postretirement benefits accounting
  method                                                              (1.04)
  Net Income applicable to common
  stock                                   $    .93    $    .94     $   2.14

FULLY DILUTED
  Weighted average shares outstanding       22,007      21,998       21,744
  Net effect of dilutive stock options
  - based on treasury method                   120         225          390
     TOTAL                                  22,127      22,223       22,134

  Per common share amounts:  Fully
  diluted
  Income before cumulative effect of a
  change in accounting principle          $    .92    $    .94     $   3.18
  Cumulative effect on prior years'
  income of the change in
  postretirement benefits accounting
  method                                                              (1.04)
  Net Income applicable to common
  stock                                   $    .92    $    .94     $   2.14



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